Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CONCENTRIC MEDICAL, INC.
     The undersigned, Gary Curtis and Edward Kim, hereby certify that:
     1. They are the duly elected and acting President and Secretary, respectively, of Concentric Medical, Inc., a Delaware corporation (the “Corporation”).
     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on August 18, 1999 under the name of NeoMED, Inc.
     3. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly approved by the Board of Directors of the Corporation.
     4. This Certificate of Incorporation has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
     5. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:
ARTICLE I
     “The name of this corporation is Concentric Medical, Inc.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE IV
     (A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation is authorized to issue is 144,711,050 shares each with a par value of $0.001 per share, of which 85,000,000 shares shall be Common Stock and 59,711,050 shares shall be Preferred Stock.

     (B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 4,457,143 shares. The second series of Preferred Stock shall be designated “ Series B Preferred Stock” and shall consist of 21,556,238 shares. The third series of Preferred Stock shall be designated “ Series C Preferred Stock” and shall consist of 24,197,669 shares. The fourth series of Preferred Stock shall be designated “ Series D Preferred Stock” and shall consist of 9,500,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are as set forth below in this Article IV(B). All Section references within this Article IV(B) unless otherwise qualified shall mean references to Sections within this Article IV(B).
          1. Dividend Provisions. The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock (other than dividends payable in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation for which an adjustment to the applicable Conversion Price is made pursuant to Section 4 hereof, at the rate of 8% of the applicable Purchase Price (as defined in Section 4(a) hereof) of such share of Preferred Stock per annum on each outstanding share of Preferred Stock, payable when, as and if declared by the Board of Directors. Dividends on each share of Preferred Stock shall accrue at the foregoing rate on a daily basis from the date of original issuance of such share of Preferred Stock, solely to the extent declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be entitled to receive any dividends declared or paid on the Common Stock (other than dividends payable in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation for which an adjustment to the applicable Conversion Price is made pursuant to Section 4) based on the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by each such holder as of the record date of such dividend. Notwithstanding the foregoing, unless all accrued or declared dividends on the Series C Preferred Stock and Series D Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set apart, (i) no dividend shall be paid or declared, and no distribution shall be made, on any Common Stock, Series A Preferred Stock or Series B Preferred Stock, and (ii) no shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no amounts shall be set aside or made available for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers or directors of the Corporation at not more than the original purchase price per share therefor in accordance with stock repurchase agreements under which the Corporation has the right to repurchase such shares in the event of termination of employment.

     2. Liquidation.
          (a) Preference.
          (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock by reason of their ownership thereof, an amount equal to the product of (A) two multiplied by (B) the Series D Purchase Price for each share of Series D Preferred Stock then held by them, plus all declared but unpaid dividends thereon (the “Series D Liquidation Preference”). If, upon the occurrence of any such liquidation, dissolution or winding up, the assets and funds available for distribution among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
          (ii) Upon completion of the distribution required by Section 2(a)(i) above, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock by reason of their ownership thereof, an amount equal to the Series C Purchase Price for each share of Series C Preferred Stock then held by them, plus all declared but unpaid dividends thereon (the “Series C Liquidation Preference”). If, upon the occurrence of any such liquidation, dissolution or winding up, the assets and funds available for distribution among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
          (iii) Upon completion of the distribution required by Sections 2(a)(i) and 2(a)(ii) above, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount equal to the Series B Purchase Price for each share of Series B Preferred Stock then held by them, plus all declared but unpaid dividends thereon (the “Series B Liquidation Preference”). If, upon the occurrence of any such liquidation, dissolution or winding up, the assets and funds available for distribution among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (iv) Upon the completion of the distributions required by Sections 2(a)(i), 2(a)(ii) and 2(a)(iii) above, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the Series A Purchase Price for each share of Series A Preferred Stock then held by them, plus all declared but unpaid dividends. If, upon the occurrence of any such liquidation, dissolution or winding up, the assets and funds available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
          (b) Remaining Assets. Upon the completion of the distributions required by Sections 2(a)(i), 2(a)(ii), 2(a)(iii) and 2(a)(iv) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series B Preferred Stock, Series C Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series B Preferred Stock to Common Stock and Series C Preferred Stock to Common Stock); provided, however, that the maximum amount that a holder of shares of Series B Preferred Stock shall be entitled to receive pursuant to Sections 2(a) and 2(b) shall be an aggregate amount equal to three times the Series B Liquidation Preference per share of Series B Preferred Stock (including amounts paid pursuant to Section 2(a)(iii) above) and the maximum amount that a holder of shares of Series C Preferred Stock shall be entitled to receive pursuant to Sections 2(a) and 2(b) shall be an aggregate amount equal to three times the Series C Liquidation Preference per share of Series C Preferred Stock (including amounts paid pursuant to Section 2(a)(ii) above); thereafter, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.
          (c) Certain Acquisitions.
               (i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary corporation); provided that this Section 2(c)(i) shall not apply (A) to a merger effected exclusively for the purpose of changing the domicile of the Corporation, or to a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction (including the right to elect a majority of the Directors of the Corporation) and the relative rights of the holders of the Corporation’s Preferred Stock remain unchanged, or (B) if the holder or holders of at least (y) 75% in voting power of the outstanding Series B Preferred Stock and (z) a majority in voting power of the outstanding Series C Preferred Stock, by written waiver elect not to treat any event set forth in this Section 2(c)(i) as a liquidation, in which case such waiver shall be binding on all holders of Preferred Stock.

Notwithstanding the foregoing, if the waiver set forth in Section 2(c)(i)(B) above would cause the holders of Series D Preferred Stock to receive less than the Series D Liquidation Preference in the event described in Section 2(c)(i), then such event shall be treated as a liquidation with respect to the Series D Preferred Stock for purposes of this Section 2, unless holders of 75% in voting power of the outstanding Series D Preferred Stock, elect in writing not to treat such event as a liquidation.
               (ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
                    (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
                         (1) If traded on a securities exchange or a national interdealer system such as The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30 trading-day period ending on the third trading day prior to the closing date of such deemed liquidation as described in Section 2(c)(i) above;
                         (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30 trading-day period ending on the third trading day prior to the closing of such deemed liquidation as described in Section 2(c)(i) above; and
                         (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors including a majority of the Directors elected by the holders of the Preferred Stock and the Director elected by the holders of the Series C Preferred Stock.
                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation (including a majority of the Directors elected by the holders of the Preferred Stock and the Director elected by the holders of the Series C Preferred Stock) and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
               (iii) Notice of Transaction. The Corporation shall give each holder of record of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this

Section 2, and the Corporation shall thereafter give such holders prompt written notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock and the holders of at least 66-2/3% of the then outstanding Series C Preferred Stock and Series D Preferred Stock, voting together as a single class.
               (iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.
     3. Redemption. The Preferred Stock shall not be redeemable.
     4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and from time to time, after the date of issuance of such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series A Purchase Price, in the case of the Series A Preferred Stock, by the Series A Conversion Price, determined as hereafter provided, each in effect on the date the certificate is surrendered for conversion, (ii) the Series B Purchase Price, in the case of the Series B Preferred Stock, by the Series B Conversion Price, determined as hereafter provided, each in effect on the date the certificate is surrendered for conversion, (iii) the Series C Purchase Price, in the case of the Series C Preferred Stock, by the Series C Conversion Price, determined as hereafter provided, each in effect on the date the certificate is surrendered for conversion, and (iv) Series D Original Purchase Price (together with the Series C Purchase Price, the Series B Purchase Price and the Series A Purchase Price, the “Purchase Prices”), in the case of the Series D Preferred Stock, by the Series D Conversion Price, determined as hereafter provided, each in effect on the date the certificate is surrendered for conversion at the office of the Corporation or any transfer agent for such stock. The “Series A Conversion Price” shall mean $0.55 per share. The “Series B Conversion Price” shall mean $0.68 per share. The “Series C Conversion Price” shall mean $0.86 per share. The “Series D Conversion Price” shall mean $1.40 per share and together with the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price, the “Conversion Prices”. Such initial Conversion Prices shall be subject to adjustment as set forth in Section 4(d). The “Series A Purchase Price” shall mean $0.55 per share. The “Series B Purchase Price” shall mean $0.68 per share. The “Series C Purchase Price” shall mean $0.86 per share. The “Series D Purchase Price” shall mean $1.40 per share. Such Purchase Prices shall be subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the respective series of Preferred Stock.
          (b) Automatic Conversion. Each share of Series A Preferred Stock or Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $2.58 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization affecting the Common Stock) and which results in aggregate cash proceeds to the Corporation of at least $30,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of at least 60% of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class on an as-converted basis). Each share of Series C and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $2.58 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization affecting the Common Stock) and which results in aggregate cash proceeds to the Corporation (net of underwriting discounts and commissions) of at least $30,000,000 or (ii) the date specified by written consent or agreement of the holders of at least 66-2/3% of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock (voting together as a single class on an as-converted basis).
          (c) Mechanics of Conversion. Before any holder of shares of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
          (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be subject to adjustment from time to time as follows:
               (i) Issuance of Additional Stock below Purchase Price. If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock were first issued (the “Purchase Date” with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).
                    (A) Adjustment Formula. Whenever the Conversion Price for any Series of Preferred Stock is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Conversion Price for such series in effect immediately prior to each such issuance; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.
                    (B) Definition of “Additional Stock.” For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than:
                         (1) Common Stock issued pursuant to a transaction described in Section 4(d)(ii) hereof;
                         (2) up to an aggregate of 14,303,928 shares of Common Stock (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization affecting such shares) issuable or heretofore issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan, restricted stock plan or other agreement approved by the Board of Directors of the Corporation (or such higher number of shares as shall be approved unanimously by the Board of Directors of the Corporation);
                         (3) capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, real estate leases, equipment financings or similar transactions, each of which has been approved by the Board of Directors of the Corporation (including a majority of the Directors elected by the holders of Preferred Stock);
                         (4) capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, each of which has been approved by the Board of Directors of the Corporation (including a majority of the Directors elected by the holders of Preferred Stock);
                         (5) capital stock or warrants or options to purchase capital stock issued in connection with bona fide strategic partnerships or licenses or acquisition of third party technology, the terms of which are approved by the Board of Directors of the Corporation (including a majority of the Directors elected by the holders of Preferred Stock);
                         (6) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock or the Series D Preferred Stock and upon conversion or exercise of outstanding options, warrants, convertible notes or other convertible securities outstanding as of the date of filing of this Amended and Restated Certificate of Incorporation; and
                         (7) shares of Common Stock issued or issuable with the affirmative vote or written consent of (i) at least 60% of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class and (ii) at least 66-2/3% of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class.
                    (C) No Fractional Adjustments. No adjustment of the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock or the Series D Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.
                    (D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment, including the affirmative vote of a majority of the Directors elected by the holders of the Preferred Stock and the Director elected by the holders of the Series C Preferred Stock.

                    (E) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i):
                         (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.
                         (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).
                         (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the respective series of Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change (after the computation of such change), but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
                         (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
                         (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).
                    (F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of any Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing such Conversion Price above such Conversion Price in effect immediately prior to such adjustment.
               (ii) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time as provided in Section 4(d)(iii) below.
               (iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
          (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of

Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
          (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
          (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation (except in accordance with Section 6 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.
          (h) No Fractional Shares and Certificate as to Adjustments.
               (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock.
          (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
          (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock free of preemptive rights, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.
          (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be deemed given if deposited in the United States first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.
          (l) Taxes. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock in connection with the conversion of shares of Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the

Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.
     5. Voting Rights.
          (a) The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half share being rounded upward).
          (b) The authorized number of directors shall be set forth in the Corporation’s Bylaws. So long as any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, are outstanding:
               (i) the holders of the Series A Preferred Stock, voting separately as a class, shall be entitled to elect one director (and to fill any vacancies with respect thereto); and
               (ii) the holders of the Series B Preferred Stock, voting separately as a class, shall be entitled to elect two directors (and to fill any vacancies with respect thereto);
               (iii) the holders of the Series C Preferred Stock, voting separately as a class, shall be entitled to elect one director (and to fill any vacancy with respect thereto); and
               (iv) the holders of the Common Stock, voting separately as a class, shall be entitled to elect three directors (and to fill any vacancies with respect thereto);
     Any other members of the Board of Directors authorized by the Corporation’s Bylaws shall be elected by the holders of the Common Stock and the Preferred Stock on an as converted to Common Stock basis, voting together as a single class. Any director who shall have been designated by a specified class or series of stockholders may be removed during the aforesaid term of office, either for or without cause, by and only by, the affirmative vote of the holders of a majority of the shares of such specified class or series, given at a special or annual meeting of such stockholders duly called or by an action by written consent for that purpose.
     (c) The holders of the Series C Preferred Stock shall be entitled to designate up to three representatives to attend all meetings of the Corporation’s Board of Directors in a nonvoting observer capacity and, in this respect, the Corporation shall give each such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that each such representative shall agree to hold such information in confidence.
     6. Protective Provisions.
          (a) The Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66-2/3% of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class:
               (i) enter into, in a single transaction or a series of related transactions, any merger or consolidation, sale, transfer or other disposition of all or substantially all of its assets (including any exclusive licensing of the Corporation’s intellectual property) to any person or other business combination involving the Corporation (except a merger of a wholly-owned subsidiary into the Corporation in which the Corporation’s capitalization is unchanged as a result of the merger) or effect, approve, authorize or permit a liquidation, dissolution or winding up of the Corporation or any recapitalization or reorganization of the Corporation;
               (ii) authorize or issue (through reclassification or otherwise), or obligate itself to issue, any equity security, including any security convertible into or exercisable for any equity security other than shares of Common Stock described in clauses 2, 3, 4, 5, 6 or 7 of Section 4(d)(i)(B);
               (iii) enter into any transaction involving a strategic alliance with another entity, a corporate partnership with another entity, the acquisition of another entity through merger or consolidation or the purchase of all or substantially all of such other entity’s assets, if the aggregate consideration to be paid by or paid to the Corporation in such transaction would exceed $1,000,000;
               (iv) declare, pay or set aside for payment any dividends on securities junior in preference to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock with respect to dividends (other than dividends payable in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation and for which an adjustment is made to the applicable Conversion Prices pursuant to Section 4);
               (v) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at or below cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

               (vi) increase or decrease the authorized number of directors of the Corporation; or
               (vii) appoint any independent director.
          (b) The Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66-2/3% of the then outstanding shares of Series C Preferred Stock, voting as a separate class:
               (i) alter, change, amend, repeal or modify the rights, preferences or privileges of the shares of Series C Preferred Stock whether in the Certificate of Incorporation or Bylaws of the Corporation and whether by merger or otherwise, so as to affect adversely the shares of such series or reclassify any class of stock in a manner that adversely affects the Series C Preferred Stock;
               (ii) increase the number of authorized shares of Series C Preferred Stock or authorize the issuance of or issue any shares of Series C Preferred Stock;
               (iii) agree to any restriction on the Corporation’s ability to satisfy its obligations hereunder to holders of Series C Preferred Stock or the Corporation’s ability to honor the exercise of any rights of the holders of the Series C Preferred Stock;
               (iv) effect any of the actions described in clauses (i) through (vii) of Section 6(a) above if such actions would adversely affect the rights, privileges or preferences of the Series C Preferred Stock relative to the Series B Preferred Stock or Series D Preferred Stock.
          (c) The Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 75% of the then outstanding shares of Series D Preferred Stock, voting as a separate class:
               (i) alter, change, amend, repeal or modify the rights, preferences or privileges of the shares of Series D Preferred Stock whether in the Certificate of Incorporation or Bylaws of the Corporation and whether by merger or otherwise in a manner that adversely affects the shares of Series D Preferred Stock or reclassify any class of stock in a manner that adversely affects the Series D Preferred Stock;
               (ii) agree to any restriction on the Corporation’s ability to satisfy its obligations hereunder to holders of Series D Preferred Stock or the Corporation’s ability to honor the exercise of any rights of the holders of the Series D Preferred Stock;
               (iii) amend the Certificate of Incorporation in a manner that increases, expands or otherwise improves the liquidation preference of any or all of the shares of Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, to the extent that the liquidation preference of the Series D Preferred Stock is not also proportionately increased, expanded or otherwise improved;

               (iv) issue any shares of capital stock of the Corporation, the designations of which includes a liquidation preference, if the price for which such shares are issued is less than the fair market value of such shares as of the time of such authorization; or
               (v) effect any of the actions described in clauses (i) through (vii) of Section 6(a) above if such actions would adversely affect the rights, privileges or preferences of the Series D Preferred Stock relative to the Series B Preferred Stock or the Series C Preferred Stock.
          7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
(C) Common Stock.
          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor.
          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).
          3. Redemption. The Common Stock is not redeemable.
          4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.
ARTICLE VI
     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII
     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”
* * *

     Executed at Mountain View, California, on September 29, 2005.

/s/ Gary Curtis
Gary Curtis, President

/s/ Edward Kim
Edward Kim, Secretary